Exhibit 99.1

[LOGO OF AMD]	[LOGO OF FUJITSU]

NEWS RELEASE

AMD Contact:

Dave Kroll

AMD Public Relations

408.749.3310

dave.kroll@amd.com

Mike Haase

AMD Investor Relations

(408) 749-3124

mike.haase@amd.com

Fujitsu Contact:

Yuri Momomoto, Nancy Ikehara

Fujitsu Limited Public & Investor Relations

+81 (0) 3-6252-2176

Press Inquiries: http://pr.fujitsu.com/en/news/pressinquiries.html

AMD AND FUJITSU LAUNCH NEW FLASH MEMORY COMPANY

AND UNVEIL “SPANSION” GLOBAL PRODUCT BRAND

—Spansion Flash memory positioned for leadership in memory market—

SUNNYVALE, Calif., and TOKYO, July 14, 2003 — AMD (NYSE: AMD) and Fujitsu Limited (TSE: 6702, “Fujitsu”) today announced the formation of a new Flash memory semiconductor joint venture that will market its solutions under the new Spansion™ global product brand name. The new company, FASL LLC, was formed by the integration of AMD’s and Fujitsu’s Flash memory businesses. The new joint venture is the largest Flash memory company in the world based on dedicated resources that include gross assets having a net book value of approximately US$3 billion and approximately 7,000 employees. Spansion Flash memory solutions are available worldwide from AMD and Fujitsu.

“We plan to make Spansion Flash memory the pre-eminent brand in the memory market,” said Dr. Bertrand Cambou, president and CEO of FASL LLC. “The Spansion brand symbolizes new horizons and possibilities for our customers, helping them to create products with greater value and differentiation. We expect that the combination of our focus on customers, next-generation technology, process design and integrated manufacturing will help us emerge as the global Flash memory leader.”

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“We are pleased to announce the inauguration of this new company that increases Fujitsu’s and AMD’s focus and commitment to the Flash memory market,” said Toshihiko Ono, chairman of the board, FASL LLC (and Fujitsu Limited corporate senior vice president and group president of Fujitsu’s Electronic Devices Business Group). “Both AMD and Fujitsu share a common vision to help customers design market leading products using Spansion Flash memory solutions.”

Company Details:

•	The company is headquartered in Sunnyvale, California, and operates a Japan headquarters in Tokyo

•	AMD owns a 60% interest in the new company and Fujitsu owns 40%; the company’s financial results will be consolidated in AMD’s financial statements

•	Gross assets having a net book value of approximately US$3 billion

•	The company sells Spansion Flash memory products through AMD and Fujitsu and their respective sales forces

•	Global workforce of approximately 7,000 employees

•	Key executives include:

o	Dr. Bertrand Cambou, president and CEO, FASL LLC

o	Toshihiko Ono, chairman of the board, FASL LLC, and Fujitsu Limited corporate senior vice president and group president of Fujitsu’s Electronic Devices Business Group

o	Shinji Suzuki, executive vice president, FASL LLC, and president of FASL JAPAN LIMITED

•	The board of managers consists of 10 members, six appointed by AMD and four by Fujitsu

“This new company comes out of the gate as a major player in the Flash memory business with a strong management team and resources that position it for success,” said Hector Ruiz, AMD president and chief executive officer. “We created this joint venture to leverage global operational efficiencies and have the flexibility to respond to rapidly changing customer and market requirements. A single product line and the global Spansion Flash memory brand brings focus and synergies for design, operations and marketing functions.”

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AMD contributed to the new company its Flash memory group; Fab 25 in Austin, Texas; its research and development center known as the Submicron Development Center (SDC) in Sunnyvale, California; and its Flash memory assembly and test operations in Thailand, Malaysia, and China. Fujitsu contributed its Flash memory business division and Fujitsu Microelectronics (Malaysia) Sdn Bhd final assembly and test operations. Fujitsu and AMD jointly contributed their respective interests in the original manufacturing joint venture, Fujitsu AMD Semiconductor Limited, located in Aizu-Wakamatsu, Japan.

AMD and Fujitsu have a solid history of cooperation. The original manufacturing joint venture, initiated in 1993, has been a model of success for U.S.-Japanese joint ventures.

Additional financial information will be provided as part of AMD’s second quarter earnings release and conference call scheduled for Wednesday, July 16.

About Spansion Flash Memory Devices

Spansion Flash memory products encompass a broad spectrum of densities and features to support a wide range of markets. Spansion Flash memory customers represent leaders in the wireless, cellular, automotive, networking, telecommunications and consumer electronics markets. There are a variety of Spansion Flash memory products, such as devices based on the innovative MirrorBit™ technology; the award-winning simultaneous read-write (SRW) product family; super low-voltage 1.8 Volt Flash memory devices; and burst- and page-mode devices. Information about Spansion Flash memory solutions is available at http://www.spansion.com/overview.

About AMD

Founded in 1969 and based in Sunnyvale, California, AMD (NYSE: AMD) is a global supplier of integrated circuits for the personal and networked computer and communications markets with manufacturing facilities in the United States, Europe, Japan, and Asia. AMD, a Standard & Poor’s 500 company, produces microprocessors, Flash memory devices, and silicon-based solutions for communications and networking applications.

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AMD on the Web

For more information about AMD products, please visit our virtual pressroom at www.amd.com/news/virtualpress/index.html. Additional press releases and information about AMD and its products are available at www.amd.com/news/news.html.

About Fujitsu

Fujitsu is a leading provider of customer-focused IT and communications solutions for the global marketplace. Pace-setting technologies, highly reliable computing and telecommunications platforms, and a worldwide corps of systems and services experts uniquely position Fujitsu to deliver comprehensive solutions that open up infinite possibilities for its customers’ success. Headquartered in Tokyo, Fujitsu Limited (TSE:6702) reported consolidated revenues of 4.6 trillion yen (US$38 billion) for the fiscal year ended March 31, 2003. For more information, please see www.fujitsu.com.

CAUTIONARY STATEMENT

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks that could cause actual results to differ materially from current expectations. Risks include the possibility that the new combined company will not be successful because of problems integrating the operations and employees of the two companies or in achieving the efficiencies and synergies and other advantages intended by the transaction, and the possibility that global business and economic conditions will not improve or worsen, resulting in lower than currently expected demand for Flash memory products. We urge investors to review in detail the other risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the report on Form 10-K for the year ended December 29, 2002 and the Form 10-Q for the quarter ended March 30, 2003.

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Spansion and MirrorBit are trademarks of FASL LLC. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.